STOCK PURCHASE AGREEMENT
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         This STOCK PURCHASE  AGREEMENT (this  "Agreement"),  dated as of August
__, 1997, is between SPS Technologies, Inc., a Pennsylvania corporation ("Purchaser"), and __________________________ ("Stockholder").

                                    RECITALS
                                    --------

         WHEREAS, Purchaser, MTC Acquisition Corp., a Delaware corporation ("Acquisition"), and Magnetic Technologies Corporation, a Delaware corporation (the "Company") have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 7, 1997, pursuant to which Purchaser, Acquisition and the Company have agreed to engage in a merger transaction (the "Merger"); and

         WHEREAS, Stockholder is a stockholder of the Company holding the number of shares (the "Stockholder Shares") of the Company's common stock, par value $.15 per share ("Company Common Stock"), set forth on the signature page hereto; and

         WHEREAS, in connection with the Merger Agreement and the Merger, Purchaser wishes to acquire and Stockholder wishes to sell to Purchaser, Stockholder Shares on the terms and conditions set forth herein.

         NOW, THEREFORE, Purchaser and Stockholder agree as follows:

         1. Purchase and Sale of Stockholder Shares. On the Closing Date (as hereinafter defined), (i) Stockholder shall transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Stockholder, the number of Stockholder Shares set forth on the signature page hereof and (ii) in consideration therefor, Purchaser shall issue or cause to be issued to Stockholder that number of shares of Common Stock of Purchaser ("Purchaser Shares") equal to the quotient of (a) the product of $5.00 times the number of Stockholder Shares being exchanged pursuant hereto, divided by (b) the daily last sales prices of Purchaser's Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive full trading days in which such shares are traded on the NYSE ending with the closing of trading on the date which is one trading day prior to the date of the Stockholder Meeting (as defined in the Merger Agreement).

         2. Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Stockholder Shares (the "Closing") shall take place (a) at the offices of the Company in Rochester, New York at 10:00 a.m., local time, immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At the Closing, Stockholder shall deliver to Purchaser (i) a certificate or certificates representing the Stockholder Shares being purchased hereunder, duly endorsed for transfer or accompanied by stock powers duly executed in blank and (ii) a certificate dated the Closing Date and certifying that Stockholder has no plan or intention to sell, exchange or otherwise dispose of the Purchaser Shares received in consideration for the Stockholder Shares transferred to Purchaser hereunder, against delivery by Purchaser to Stockholder of a certificate or certificates representing the number of Purchaser Shares determined in accordance with Section 1.

         3. Representation and Warranties of Purchaser. Purchaser hereby represents and warrants to Stockholder that the Purchaser Shares will be validly issued, fully paid, non-assessable, listed on the New York Stock Exchange, registered under the Securities and Exchange Act of 1934, and exempt from registration under the Securities Act of 1933, when issued to Stockholder.


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         4.  Representations  and Warranties of Stockholder.  Stockholder hereby represents and warrants to Purchaser as follows:

                  (a) Ownership of Shares. Stockholder owns of record and beneficially the Stockholder Shares. Stockholder will not sell or transfer any Stockholder Shares prior to the Closing. Upon transfer and delivery by Stockholder to Purchaser of the Stockholder Shares owned by Stockholder provided for herein, Purchaser shall acquire good and valid title to such shares, free and clear of all claims, liens, charges, proxies (other than any agreement with Purchaser), encumbrances and security interests (other than any created by Purchaser).

                  (b) Power and Authorization. Stockholder has full legal right to perform its obligations under this Agreement and the other agreements and documents required to be delivered by it hereunder. This Agreement constitutes the legal, valid and binding obligation of Stockholder, enforceable against him or her in accordance with its terms, and the execution and performance of this Agreement by Stockholder will not violate any of the terms, conditions or provisions of any contract which Stockholder is a party.

                  (c) No Brokers. Stockholder has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Purchaser to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.

                  (d) Investment Representation. Stockholder represents that he or she is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), inasmuch as Stockholder has an individual or joint (with spouse) net worth of $1 million, or had an individual income of $200,000 in the last two years or joint income with Stockholder's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. Stockholder has had an opportunity to ask questions and to receive all relevant information in connection with his or her investment on the Purchaser Shares and has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in the Purchaser Shares contemplated by this Agreement and making an informed investment decision with respect thereto. Stockholder is purchasing the Purchaser Shares for his or her own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law, including pursuant to Rule 144 under the Securities Act. Stockholder acknowledges that the Purchaser Shares to be acquired have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Stockholder has no plan or intention to sell, exchange or otherwise dispose of the Purchaser Shares received in consideration for the Stockholder Shares transferred to Purchaser hereunder.

         5. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to enter into and consummate the transactions contemplated hereby is subject to (a) the continuing effectiveness of the Merger Agreement and the satisfaction or waiver by the parties to the Merger Agreement of the conditions set forth in Article VII of the Merger Agreement (other than the conditions set forth in Section 7.1(g) thereof), (b) consummation of concurrent Share Exchanges, (as defined in the Merger Agreement) and (c) the continuing accuracy of the representations and warranties of Stockholder contained in this Agreement on and as of the date hereof and on and as of the Closing Date.

         6. Certain Conditions Precedent to Obligations of Stockholder. The obligation of Stockholder to enter into and complete the transactions contemplated hereby is subject to the fulfillment (or waiver in writing by Stockholder in its sole discretion) on or prior to the Closing Date of the conditions that (a) the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the date hereof and in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the

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Closing  Date and (b)  Stockholder  shall have  received a written  opinion from
Purchaser to the effect that the Merger constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

         7. Further Action. Stockholder and Purchaser shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the transactions contemplated hereby.

         8. Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, assigns, administrators, executors and estates.

         9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered personally or transmitted by telex, fax or telegram, to the respective parties at the addresses following their names on the signature page hereof or to such other address as any party may have furnished to the others in writing.

         10. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware.

         11. Survival. All representations, warranties, covenants and agreements of the parties hereto shall survive indefinitely after the Closing and shall not be merged therewith.

         12.      Termination.

                  (a) This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

                           (i) by Purchaser if the Merger Agreement shall have been terminated (other than due to the failure of Purchaser to perform its obligations under the Merger Agreement or any other agreement required to be performed at or prior to the Closing);

                           (ii)  by mutual consent of Purchaser and Stockholder;

                           (iii) by Purchaser or Stockholder, in the event the purchase of Stockholder Shares hereunder shall not have occurred by December 31, 1997;

                           (iv) by Stockholder, if Purchaser has failed to perform in any material respect any of its respective obligations required to be performed by it under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Stockholder; or

                           (v) by Purchaser, if Stockholder shall have failed to perform in any material respect any of the obligations required to be performed by Stockholder under this Agreement and such failure continues for more than 30 days after notice unless failure to so perform has been caused by or results from a breach of this Agreement by Purchaser.

                  (b) A  party  terminating  this  Agreement  pursuant  to  this
Section 12 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party; provided, however, that if such termination is by Purchaser pursuant to Section 12(a)(v) or if such termination is by Stockholder pursuant to Section 12(a)(iv),

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nothing  herein  shall  affect the  non-breaching  party's or parties'  right to damages on account of such other party's or parties' breach.

                  (c) Stockholder acknowledges that the Stockholder Shares are unique and that Purchaser will not have an adequate remedy at law if Stockholder fails to perform any of its obligations hereunder, and Stockholder agrees that Purchaser shall have the right, in addition to any other right it has, to specific performance or equitable relief by way of injunction if Stockholder fails to perform any of its obligations hereunder. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived.

         13. Expenses. Each of Purchaser and Stockholder shall pay the fees and expenses it incurs in connection with this Agreement, other than as a result of the breach hereof by the other party hereto.

         14. Condition Subsequent. If for any reason the Merger does not become effective within five business days after the Closing Date, the transactions contemplated hereby shall be automatically rescinded, the parties shall return any consideration they received to the parties who provided such consideration (with duly executed stock powers, if appropriate).


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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the date first written.



                      SPS TECHNOLOGIES, INC.



                      By:
                          --------------------------------
                           Name:
                           Title:

                      Address:

                           101 Greenwood Avenue, Suite 470
                           Jenkintown, PA  19046-2611



                      STOCKHOLDER


                      ------------------------------------

                      Address:

                              ----------------------------

                              ----------------------------


                      Number of Stockholder Shares sold hereunder: __________




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